Exhibit 99.5



March 25, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC  20549


Re:  CONFIRMATION OF ARTHUR ANDERSEN REPRESENTATIONS

     This letter confirms that CNF Inc. has received from Arthur Andersen LLP, the independent public accountant engaged by the company to examine the company's financial statements that are included in the Form 10-K to which this letter is filed as an exhibit, a representation letter addressed to the company and stating that:

     the audit conducted by Andersen was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards; and

     there was appropriate continuity of Andersen personnel working on audits, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.





Chutta Ratnathicam
Senior Vice President and Chief Financial Officer